Exhibit 99.1

Urstadt Biddle Properties Inc. Announces Redemption of 7.50% Series D Senior Cumulative Preferred Stock

GREENWICH, Conn. – (BUSINESS WIRE) – On October 22, 2014, Urstadt Biddle Properties Inc. (“UBP”) (NYSE: UBPPRD), issued a notice of redemption to the registered holders of its 7.50% Series D Senior Cumulative Preferred Stock (the “Series D Preferred Stock”). UBP will redeem all 2,450,000 outstanding shares of the Series D Preferred Stock on November 21, 2014, the redemption date. The Series D Preferred Stock will be redeemed at a redemption price of $25.00 per share, plus $0.109375 per share, the amount equal to all dividends accrued and unpaid on a share of the Series D Preferred Stock from November 1, 2014 through the redemption date. UBP previously declared a regular quarterly dividend on the Series D Preferred Stock of $0.46875 per share payable on October 31, 2014 to stockholders of record on October 17, 2014.

Dividends on the Series D Preferred Stock will cease to accrue on the redemption date. From and after the redemption date, the Series D Preferred Stock will no longer be deemed to be outstanding, and all rights of the holders will terminate, except only the right of the holders to receive, from and after the redemption date, the redemption price, without interest. Because the redemption is a redemption in full, the Series D Preferred Stock will be delisted from trading on the New York Stock Exchange.

All shares of the Series D Preferred Stock are held in book-entry form through the Depository Trust Company (“DTC”) and will be redeemed in accordance with the procedures of DTC. Payment to DTC for the Series D Preferred Stock will be made by Computershare Trust Company, N.A. as redemption agent. The address for the redemption agent is as follows: Computershare Trust Company, N.A., c/o Computershare Inc., 250 Royall Street, Canton, MA 02021; Attention: Reorganization Department.

About Urstadt Biddle Properties Inc.

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust providing investors with a means of participating in ownership of income-producing properties with the liquidity of being listed on the New York Stock Exchange since 1970. Urstadt Biddle Properties Inc. owns or has equity interests in 69 properties containing approximately 4.9 million square feet of space and has paid 179 consecutive quarters of uninterrupted dividends to its shareholders since its inception.

Contacts:

Urstadt Biddle Properties Inc.

Willing L. Biddle, President and Chief Executive Officer

John T. Hayes, CFO

203-863-8200